EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


     The following list sets forth the subsidiaries of the Company. The Company owns 100 percent of the outstanding stock of each of the companies listed


                                                               Place of
Subsidiary                                                   Incorporation
----------                                                   -------------

Safari Motor Coaches, Inc.                                      Oregon
Beaver Motor Coaches, Inc.                                      Oregon
Magnum Manufacturing, Inc.                                      Oregon
Composite Technologies, Inc.                                    Oregon
Electronic Design and Assembly, Inc.                            Oregon
Harney County Operations, Inc.                                  Oregon
Safari FSC Ltd.                                                 Barbados